Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Long, Chief Financial Officer
Innovative Solutions & Support, Inc.
610-646-0350

Innovative Solutions & Support, Inc. Announces First Quarter Fiscal 2010 Financial Results

Exton, PA. – January 27, 2010 – Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the first quarter of fiscal 2010 ending December 31, 2009.

Net revenues for the first quarter of fiscal 2010 were $4.6 million compared to $10.6 million in the first quarter of fiscal 2009. The Company reported a first quarter fiscal 2010 net loss of ($1.1) million, or ($0.07) per fully diluted share, compared to net income of $1.8 million, or $0.11 per fully diluted share, in the same quarter a year ago.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc., said, “As anticipated, we continue to work our way through the slowdown in the aviation industry that first began to impact our results in the second half of fiscal 2009. In the near term, lower production volumes brought about by economic uncertainty and more conservative customer order patterns are hurting both the top and bottom line. Fortunately, we have built a strong balance sheet and customer relationships that enable us to take a longer term view. By preserving our product development resource and efficient manufacturing infrastructure, we are prepared for the expected increase in demand later this year that will be driven by our customer’s planned delivery schedules for existing and new orders. We are also developing products for additional platforms, to enhance our product functionality and to accelerate the expansion of the immediately addressable market. At the very core, we are making significant strides improving our fundamental competitive position through continual innovation and by rapidly adapting to evolving market demands.”

At December 31, 2009, the Company had $36.5 million of cash on hand, no long term-debt, and a backlog of $34.3 million.

Roman Ptakowski, President of the Company added, “The economic turmoil that has forced many operators to delay critical improvements to the safety, reliability and efficiency of their aircraft has been both disappointing and frustrating. This has not deterred us from aggressively pursuing our strategy of introducing new products and improving the performance of our Flat Panel Display systems to broaden and deepen our market penetration. As the market recovers, we will be well positioned to capitalize on demand from the commercial air transport, military and general aviation markets for economical solutions to their need for improved aircraft performance.”

Business Outlook

While the economic uncertainty that deferred customer procurements beginning with the second half of fiscal year 2009 has not abated, our new proposal activity reaffirms the guarded optimism for the second half of fiscal 2010 as previously addressed.

The Company will be hosting a conference call January 28, 2010 at 10:00 a.m. EST time to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 888-466-4587. The conference ID# is 8067384. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as fuel and critical engine parameters.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended
	December 31,
	2009	2008

Sales	$4,607,239	$10,575,346

Cost of Sales	2,836,773	5,255,173

Gross Profit	1,770,466	5,320,173

Operating expenses:
Research and development	1,164,705	1,280,501
Selling, general and administrative	2,151,139	2,359,307
Total operating expenses	3,315,844	3,639,808

Operating Income (loss)	(1,545,378)	1,680,365

Other income	50,000	50,073
Interest income	22,974	201,086
Interest expense	(664)	(35,474)

Income (loss) before income taxes	(1,473,068)	1,896,050

Income tax expense (benefit)	(327,895)	72,664

Net income (loss)	$(1,145,173)	$1,823,386

Net income (loss) per Common Share
Basic	$(0.07)	$0.11
Diluted	$(0.07)	$0.11

Weighted Average Shares Outstanding
Basic	16,745,379	16,734,149
Diluted	16,745,379	16,769,933

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	December 31,	September 30,
	2009	2009
ASSETS
Current Assets
Cash and cash equivalents	$36,490,037	$35,565,694
Accounts receivable, net	3,529,494	6,188,706
Inventories	5,169,416	5,306,985
Deferred income taxes	495,186	503,993
Prepaid expenses and other current assets	1,256,455	1,227,413

Total current assets	46,940,588	48,792,791

Property and equipment, net	8,238,656	8,343,701

Other assets	279,860	399,520

Total Assets	$55,459,104	$57,536,012

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current portion of capitalized lease obligations	$9,908	$9,908
Accounts payable	842,869	1,207,990
Accrued expenses	2,090,115	2,785,560
Deferred revenue	170,774	164,856

Total current liabilities	3,113,666	4,168,314

Long-term portion of capitalized lease obligations	24,208	26,991
Deferred revenue	47,766	60,792
Deferred income taxes	630,617	642,651
Other liabilities	240,621	238,522

Total Liabilities	4,056,878	5,137,270

Commitments and contingencies	—	—

Shareholder’s Equity

Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2009 and September 30, 2009	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,215,030 and 18,206,839 issued at December 31, 2009 and September 30, 2009	18,216	18,207

Additional paid-in capital	46,610,782	46,462,135
Retained earnings	24,016,104	25,161,276
Treasury stock, at cost, 1,470,510 shares at December 31, 2009 and September 30, 2009	(19,242,876)	(19,242,876)

Total Shareholder’s Equity	51,402,226	52,398,742

Total Liabilities and Shareholder’s Equity	$55,459,104	$57,536,012